HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flows
              For the Years Ended September 30, 1999, 1998 and 1997
      Reconciliation of Net Income to Cash Provided by Operating Activities



                                                 Year Ended September 30,
                                          1999            1998             1997

Net Income (Loss)                    $  35,287       $  16,640       $   (4,385)
Adjustments to Reconcile Net Income to
   Net Cash Provided (Used) by:
   Gain on Repossession                      0               0             (629)
   Loss (Gain) on Sale of Real Estate  (30,514)              0            8,568
   Depreciation                            918               0                0
   Increase in Prepaid Expense          (3,250)              0                0
   Increase in Accounts Payable          4,076               0                0

         Total Adjustments           $ (28,770)      $       0       $    7,939

Net Cash Provided (Used) by Operating
   Activities                        $   6,517       $  16,640       $    3,554


Notes to Financial Statements are an integral part of these statements.